SEVERANCE AGREEMENT


     This Severance Agreement (this "Agreement") is made as of ______________, by and between WYETH, a Delaware corporation (the "Company"), and ("Executive").

                                    RECITALS

     WHEREAS the Board of Directors of the Company (the "Board") has approved a severance agreement to provide Executive with certain benefits upon the termination of his employment;

     NOW THEREFORE, the parties hereto agree as follows:

     1. TERM OF AGREEMENT. This Agreement shall commence on the date hereof and shall continue in effect through December 31,[current year plus two years]; provided, however, the term of this Agreement shall automatically be extended for one additional year beyond [current year plus two years] and successive one year periods thereafter, unless, not later than September 30, [the current year] (for the additional year ending on December 31, [current year plus three years]) or September 30 of each year thereafter (for each subsequent extension), the Company shall have given notice that it does not wish to extend this Agreement for an additional year, in which event this Agreement shall continue to be effective until the end of its then remaining term; provided, further, that, notwithstanding any such notice by the Company not to extend, if a Change in Control shall have occurred during the original or any extended term of this Agreement, this Agreement shall continue in effect for a period of thirty-six
(36) months beyond such Change in Control. Notwithstanding the foregoing, this Agreement shall terminate if Executive ceases to be an employee of the Corporation and its subsidiaries for any reason prior to a Change in Control which, for these purposes, shall include cessation of such employment as a result of the sale or other disposition of the division, subsidiary or other business unit by which the Executive is employed.

     2. CHANGE IN CONTROL. No benefits shall be payable hereunder unless there shall have been a Change in Control of the Company, as set forth below. For purposes of this Agreement, a Change in Control shall be deemed to have occurred if:

          (A) any person or persons acting in concert (excluding Company benefit plans) becomes the beneficial owner of securities of the Company having at least 20% of the voting power of the Company's then outstanding securities (unless the event causing the 20% threshold to be crossed is an acquisition of voting common securities directly from the Company); or

          (B) the consummation of any merger or other business combination of the Company, sale or lease of the Company's assets or combination of the foregoing transactions (the "Transactions") other than a Transaction immediately following which the shareholders of the Company who owned shares immediately prior to the Transaction (including any trustee or fiduciary of any Company employee benefit plan) own, by virtue of their prior ownership of the Company's shares, at least 65% of the voting power, directly or indirectly, of (a) the surviving corporation in any such merger or other business combination; (b) the purchaser or lessee of the Company's assets; or (c) both the surviving corporation and the purchaser or lessee in the event of any combination of Transactions; or

          (C) within any 24 month period, the persons who were directors immediately before the beginning of such period (the "Incumbent Directors") shall cease (for any reason other than death) to constitute at least a majority of the Board or the board of directors of a successor to the Company. For this purpose, any director who was not a director at the beginning of such period shall be deemed to be an Incumbent Director if such director was elected to the Board by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors (so long as such director was not nominated by a person who has expressed an intent to effect a Change in Control or engage in a proxy or other control contest).

     3. TERMINATION FOLLOWING CHANGE IN CONTROL. If any of the events described in Section 2 hereof constituting a Change in Control shall have occurred, Executive shall be entitled to the benefits provided in Section 4(iv) hereof upon the subsequent termination of Executive's employment with the Company and its subsidiaries during the term of this Agreement unless such termination is
(A) a result of Executive's death or Retirement (except as provided in Section 3(i) below), or (B) by Executive without Good Reason, or (C) by the Company or any of its subsidiaries for Disability or for Cause.

     (i) DISABILITY; RETIREMENT. For purposes of this Agreement, "Disability" shall mean permanent and total disability as such term is defined under Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the "Code"), without regard to whether Executive is subject to the Code. Any question as to the existence of Executive's Disability upon which Executive and the Company cannot agree shall be determined by a qualified independent physician selected by Executive (or, if Executive is unable to make such selection, such selection shall be made by any adult member of Executive's immediate family or Executive's legal representative), and approved by the Company, said approval not to be unreasonably withheld. The determination of such physician made in writing to the Company and to Executive shall be final and conclusive for all purposes of this Agreement. For purposes of this Agreement, "Retirement" shall mean Executive's voluntary termination of employment with the Company under any of the Company's retirement plans; provided, however, that notwithstanding the foregoing, no Retirement shall adversely affect, interfere with or otherwise impair in any way Executive's right to receive the payments and benefits to which he is entitled on account of a termination without Cause or with Good Reason.

     (ii) CAUSE. For purposes of this Agreement, "Cause" shall mean (A) the conviction of, or plea of guilty or nolo contendere to, a felony or (B) the willful engaging by an Executive in gross misconduct which is materially and demonstrably injurious to the Company. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the Incumbent Directors of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to Executive and an opportunity for Executive, together with Executive's counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, Executive was guilty of conduct set forth above in this Section 3(ii) and specifying the particulars thereof in detail.

     (iii) GOOD REASON. Executive shall be entitled to terminate employment with Good Reason. For the purpose of this Agreement, "Good Reason" shall mean the occurrence, without Executive's express written consent, of any of the following circumstances unless, in the case of paragraphs 3(iii) (A), (E), (F), or (G), such circumstances are fully corrected prior to the date specified as the Date of Termination (as defined in Section 3(v)) in the Notice of Termination (as defined in Section 3(iv)) given in respect thereof:

          (A) the assignment to Executive of any duties inconsistent with Executive's status as an executive of the Company or its subsidiaries, Executive's removal from his or her position (as it existed immediately prior to the Change in Control), or a substantial diminution in the nature or status of Executive's responsibilities from those in effect immediately prior to the Change in Control;

          (B) a reduction by the Company or any of its subsidiaries in Executive's annual base salary as in effect on the date hereof or as the same may be increased from time to time;

          (C) a failure in any year after the Change in Control to grant stock options whose value at the time of grant on a Black-Scholes basis is no less than the greatest Black-Scholes value at the time of grant of stock options granted to Executive at any one time in any of the three years prior to the Change in Control (in calculating this value, (i) an initial employment grant shall be excluded unless it is the only grant made during such period, (ii) the one-time 1995 special stock option grant made May 25, 1995 to certain designated executives shall not be included, and (iii) any shares of restricted stock granted in lieu of shares subject to an option shall be converted to option shares in accordance with the formula used to determine the number of restricted shares to be granted and shall be treated as having been granted as shares subject to an option) (the "Stock Option Value"); provided, however, that the Black-Scholes value of any grant on a per option share basis shall be equal to the per option share value of a grant, if any, made on the same date as such grant and reported in the Company's proxy statement filed prior to a Change in Control and all determinations of the Black-Scholes value of other grants shall be made by Towers Perrin (or, if unavailable or unwilling to serve, any other nationally recognized compensation consulting firm chosen by the Company and reasonably acceptable to the Executive), using the same methodology and such assumptions consistent with those used for purposes of the Company's latest proxy statement filed prior to the Change in Control;

          (D) the relocation of Executive's place of business to a location more than 100 miles from the location where Executive was based and performed services immediately prior to the Change in Control; provided, however, that any relocation of greater than 25 miles, but less than or equal to 100 miles, will still constitute Good Reason unless Executive is provided with relocation benefits in the aggregate no less favorable than the 1993 Relocation Policy with respect to the relocation of the corporate offices to Madison, New Jersey from New York City;

          (E) the failure by the Company to pay to Executive any portion of any installment of deferred compensation under any deferred compensation program of the Company in which Executive participated within seven (7) days of the date such compensation is due;

          (F) the failure by the Company or any of its subsidiaries to continue in effect any incentive compensation plan in which Executive participated prior to the Change in Control, unless an equitable alternative compensation arrangement (embodied in an ongoing substitute or alternative plan) has been provided for Executive, or the failure by the Company or any of its subsidiaries to continue Executive's participation in any such incentive plan on a basis, both in terms of the amount of benefits provided and the level of Executive's participation relative to other participants, that is no less than existed at any time during the three years prior to the Change in Control;

          (G) except as required by law, the failure by the Company or any of its subsidiaries to continue to provide Executive with benefits, in the aggregate, at least as favorable as those enjoyed by Executive under the employee benefit and welfare plans of the Company and its subsidiaries, including, without limitation, the pension, life insurance, medical, dental, health and accident, retiree medical, disability, deferred compensation and savings plans, in which Executive was participating at the time of the Change in Control, the taking of any action by the Company or any of its subsidiaries which would directly or indirectly materially reduce the fringe benefits enjoyed by Executive at the time of the Change in Control, or the failure by the Company or any of its subsidiaries to provide Executive with the number of paid vacation days to which Executive was entitled at the time of the Change in Control;

          (H) the failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 6 hereof; or

          (I) any purported termination of Executive's employment by the Company or its subsidiaries which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 3(iv) below (and, if applicable, the requirements of Section 3(ii) above); for purposes of this Agreement, no such purported termination shall be effective.

Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstances constituting Good Reason hereunder.

     (iv) NOTICE OF TERMINATION. Any purported termination of Executive's employment by the Company and its subsidiaries or by Executive shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 7 hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail (other than with respect to a Good Reason termination pursuant to Section 3(iii)(I)) the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated.

     (v) DATE OF TERMINATION. "Date of Termination" shall mean (A) if Executive's employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that Executive shall not have returned to the full-time performance of Executive's duties during such thirty (30) day period), and (B) if Executive's employment is terminated pursuant to Section 3(ii) or (iii) above or for any reason (other than Disability), the date specified in the Notice of Termination (which, in the case of a termination pursuant to Section 3(ii) above shall not be less than thirty (30) days, and in the case of a termination pursuant to Section 3(iii) above shall not be less than thirty (30) nor more than sixty (60) days, respectively, from the date such Notice of Termination is given); provided, that, if within thirty (30) days after any Notice of Termination is given the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the grounds for termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding arbitration award or by a final judgment, order or decree of a court of competent jurisdiction (which is not appealable or the time for appeal therefrom having expired and no appeal having been perfected); provided further that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. Notwithstanding the pendency of any such dispute, the Company and its subsidiaries will continue to pay Executive's full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, base salary and bonus) and continue Executive as a participant in all incentive compensation, benefit and insurance plans in which Executive was participating when the notice giving rise to the dispute was given, until the dispute is finally resolved in accordance with this Section 3(v). Amounts paid under this
Section 3(v) are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement.

     4. COMPENSATION UPON TERMINATION OR DURING DISABILITY. Following a Change in Control of the Company, as defined by Section 2, upon termination of Executive's employment or during a period of Disability, which, in either event, occurs during the term of this Agreement, Executive shall be entitled to the following benefits:

     (i) During any period that Executive fails to perform Executive's full-time duties with the Company and its subsidiaries as a result of the Disability, Executive shall continue to receive an amount equal to Executive's base salary and bonus at the rate in effect at the commencement of any such period through the Date of Termination for Disability. Thereafter, Executive's benefits shall be determined in accordance with the employee benefit programs of the Company and its subsidiaries then in effect.

     (ii) If Executive's employment shall be terminated by the Company or any of its subsidiaries for Cause or by Executive without Good Reason (excluding death, Disability or Retirement) the Company (or one of its subsidiaries, if applicable) shall pay through the Date of Termination Executive's full base salary at the rate in effect at the time Notice of Termination is given and shall pay any amounts otherwise payable to Executive on or immediately prior to the Date of Termination pursuant to any other compensation plans, programs or employment agreements then in effect, and the Company shall have no further obligations to Executive under this Agreement.

     (iii) If Executive's employment shall be terminated by reason of Executive's death or Retirement, Executive's benefits shall be determined in accordance with the retirement and other benefit programs of the Company and its subsidiaries then in effect, except as otherwise provided in Section 3(i).

     (iv) If Executive's employment by the Company and its subsidiaries shall be terminated (other than for death or Disability) by (a) the Company and its subsidiaries other than for Cause or (b) Executive with Good Reason, then Executive shall be entitled to the benefits provided below:

          (A) The Company (or one of its subsidiaries, if applicable) shall pay Executive's full base salary, at the rate in effect at the time of the Change in Control and increased to reflect any subsequent increases in such base salary (the "Base Salary"), and a pro-rated Bonus calculated through the Date of Termination, no later than the thirtieth day following the Date of Termination, plus all other amounts to which Executive is entitled under any compensation plan of the Company applicable to Executive, at the time such payments are due. For purposes of this Agreement, the "Bonus" shall mean the highest amount of cash and the value (determined as of the time of the awards in the same manner as was used for the awards) of deferred stock awarded as an annual incentive under the Management Incentive Plan (or any other plan, policy or arrangement) to Executive in respect of any of the three years immediately prior to the year in which the Notice of Termination is given.

          (B) The Company shall pay Executive, on a date that is no later than the thirtieth day following the Date of Termination, as severance pay to Executive a severance payment equal to two (2) times the sum of (i) Executive's Base Salary, (ii) the Bonus, and (iii) the Stock Option Value (or, if greater, the highest value at the time of grant on a Black-Scholes basis, determined as provided for herein, of any option grant made to Executive after the Change in Control).

          (C) The Company shall also pay to Executive, no less frequently than monthly, all legal fees and expenses reasonably incurred by Executive in connection with this Agreement (including all such fees and expenses, if any, incurred in contesting or disputing the nature of any such termination for purposes of this Agreement or in seeking to obtain or enforce any right or benefit provided by this Agreement); and

          (D) (i) Upon the date of Termination, Executive (or Executive's spouse or applicable beneficiary in the event of Executive's death) will be eligible to receive a benefit, when such benefits otherwise become payable, from the Company's general funds to be calculated using the benefit calculation provisions of the WYETH Retirement Plan - U.S. (the "DB Plan") and, to the extent Executive participates therein, the WYETH Supplemental Executive Retirement Plan (the "SERP") and the WYETH Executive Retirement Plan (the "ERP") as if the provisions thereunder contained the assumptions set forth herein, and offset by any benefits actually payable under the DB Plan, the SERP, and the ERP not taking into account the assumptions set forth herein. Any elections made under the DB Plan, the SERP and the ERP for purposes of determining the form of payment will also apply for purposes of this benefit. The assumptions to be used in calculating Executive's benefit are: (x) Executive has continued in the employ of the Company for an additional two years (the "Severance Period") after the Date of Termination, and (y) Executive has earned annually from the Date of Termination to the date of Executive's assumed continued employment pursuant to clause (x) above the same compensation Executive earned in the twelve months preceding the Date of Termination or in the twelve months preceding the Change in Control, if greater. In addition, any pension payable to Executive at age 55 (or upon the Date of Termination, if Executive is then age 55 or over) shall not be reduced because it is payable prior to age 65 or 60, as the case may be.

          (ii) The length of the Severance Period will be added to Executive's actual age for determining whether or when Executive has attained or will attain age 55 for the purposes of Executive's eligibility to commence receiving payments of benefits pursuant to Section 4(iv)(D)(i) above.

          (E) Executive shall become eligible for all benefits, in addition to those described in Section 4(iv)(D) above, made available immediately prior to the Date of Termination (or, if greater, immediately prior to the date of the Change in Control) to retirees of the Corporation, including, without limitation, retiree medical coverage and life insurance benefits, if at the time of termination Executive has already attained age 45, as if Executive had at the Date of Termination satisfied the service and age conditions for coverage under the applicable provisions of the Company's employee benefit plans. If the Company is unable to provide Executive coverage under such plans, it shall provide Executive with separate comparable coverage, but in no event less than the retiree coverage in place immediately prior to the Change in Control; provided, however, that the retiree medical coverage provided by the Corporation shall be secondary to any other medical coverage the Executive may then have.

          (F) The Company will continue Executive's participation and coverage for the Severance Period from the Date of Termination under all the Company's life, medical, dental plans and other welfare benefit plans (but excluding the Company's disability plans) ("Insurance Benefits"), and all perquisites and fringe benefit plans and programs (other than the Company's pension and 401(k) plans) (the perquisites and fringe benefits together being the "Fringe Benefits") in which Executive is participating immediately prior to such employment termination, under the same coverages and on the same terms as in effect immediately prior to termination; provided, however, that if his continued participation is not possible under the general terms and provisions of such plans and programs, the Company shall arrange to provide him with substantially similar benefits; provided, further, that if any other Company plan, arrangement or agreement provides for continuation of Insurance Benefits and Fringe Benefits then the Executive shall receive such coverage under such other plan, arrangement or agreement, and if the period of such coverage is shorter than the Severance Period, then the Executive shall receive pursuant to this section, such coverage for the remainder of the Severance Period.

          (G) Upon the Date of Termination, to the extent that, under the terms of any plan, any "restricted" stock awards or options shall terminate or be forfeited upon or following Executive's termination of employment without, in the case of options, the opportunity to exercise after Notice of Termination and to sell the underlying shares immediately after exercise without legal impediment, then the Executive (or any permitted transferee) shall receive, within 10 days after the forfeiture or termination of such award or option, an amount in respect of such terminated or forfeited stock awards or options, equal to the sum of (i) the Cashout Value (as defined below) of all the shares covered by the restricted stock awards so forfeited (with units converted to shares based on the target awards), and
     (ii) the excess of (a) the Cashout Value of all the shares subject to options which were so forfeited over (b) the aggregate exercise price of the shares subject to such forfeited options. For purposes of this Section 4(iv)(G), the "Cashout Value" of a share shall mean the greater of (x) the average of the closing prices paid for the Company's common stock (or any other securities to which the restricted shares or options relate) on any national exchange on which such shares are traded on each of the five trading days prior to and including the date of Executive's termination of employment (or, if no such shares are traded any of such days, the most recent date preceding Executive's termination of employment on which such shares were traded) and (y) the closing price paid for the Company's common stock (or any other securities to which the restricted shares or options relate) on any such exchange on the date of Executive's termination of employment (or, if no such shares are traded on such day, the most recent date preceding Executive's termination of employment on which such shares were traded).

          (H) The Company shall also provide to Executive outplacement services or executive recruiting services provided by a professional outplacement provider or executive recruiter at a cost to the Company of not more than 10% of the Executive's base salary (not to exceed $25,000).

     5. EXCISE TAXES.

          (i) In the event that any payment or benefit received or to be received by Executive pursuant to the terms of this Agreement (the "Contract Payments") or in connection with Executive's termination of employment or contingent upon a Change in Control of the Company pursuant to any plan or arrangement or other agreement with the Company (or any affiliate) ("Other Payments" and, together with the Contract Payments, the "Payments") would be subject to the excise tax (the "Excise Tax") imposed by Section 4999 of the Code, as determined as provided below, the Company shall pay to Executive, at the time specified in Section 5(ii) below, an additional amount (the "Gross-Up Payment") such that the net amount retained by Executive, after deduction of the Excise Tax on Contract Payments and Other Payments and any federal, state and local income or other tax and Excise Tax upon the payment provided for by this Section 5(i), and any interest, penalties or additions to tax payable by Executive with respect thereto, shall be equal to the total present value of the Contract Payments and Other Payments at the time such Payments are to be made. For purposes of determining whether any of the Payments will be subject to the Excise Tax and the amounts of such Excise Tax, (1) the total amount of the Payments shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax, except to the extent that, in the opinion of independent tax counsel selected by the Company's independent auditors and reasonably acceptable to Executive ("Tax Counsel"), a Payment (in whole or in part) does not constitute a "parachute payment" within the meaning of Section 280G(b)(2) of the Code, or such "excess parachute payments" (in whole or in part) are not subject to the Excise Tax, (2) the amount of the Payments that shall be treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of the Payments or (B) the amount of "excess parachute payments" within the meaning of Section 280G(b)(1) of the Code (after applying clause (1) hereof), and (3) the value of any noncash benefits or any deferred payment or benefit shall be determined by Tax Counsel in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay federal income tax at the highest marginal rates of federal income taxation applicable to individuals in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest effective rates of taxation applicable to individuals as are in effect in the state and locality of Executive's residence in the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes that can be obtained from deduction of such state and local taxes, taking into account any limitations applicable to individuals subject to federal income tax at the highest marginal rates.

          (ii) The Gross-Up Payments provided for in Section 5(i) hereof shall be made upon the earlier of (i) the payment to Executive of any Contract Payment or Other Payment or (ii) the imposition upon Executive or payment by Executive of any Excise Tax.

          (iii) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification shall be given as soon as practicable but no later than 10 business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30 day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

               1) give the Company any information reasonably requested by the Company relating to such claim;

               2) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company and reasonably satisfactory to the Executive;

               3) cooperate with the Company in good faith in order to effectively contest such claim; and

               4) permit the Company to participate in any proceedings relating to such claim;

     provided, however, that the Company shall bear and pay directly all costs and expenses (including, but not limited to, additional interest and penalties and related legal, consulting or other similar fees) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or other tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.

     (iv) The Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive on an interest-free basis, and shall indemnify and hold the Executive harmless, on an after- tax basis, from any Excise Tax or other tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided, further, that if the Executive is required to extend the statute of limitations to enable the Company to contest such claim, the Executive may limit this extension solely to such contested amount. The Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority. In addition, no position may be taken nor any final resolution be agreed to by the Company without the Executive's consent if such position or resolution could reasonably be expected to adversely affect the Executive (including any other tax position of the Executive unrelated to the matters covered hereby).

     (v) As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Company or the Tax Counsel hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies and the Executive thereafter is required to pay to the Internal Revenue Service an additional amount in respect of any Excise Tax, the Company or the Tax Counsel shall determine the amount of the Underpayment that has occurred and any such Underpayment shall promptly be paid by the Company to or for the benefit of the Executive.

     (vi) If, after the receipt by Executive of the Gross-Up Payment or an amount advanced by the Company in connection with the contest of an Excise Tax claim, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company in connection with an Excise Tax claim, a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest the denial of such refund prior to the expiration of 30 days after such determination, such advance shall be forgiven and shall not be required to be repaid.

     6. SUCCESSORS; BINDING AGREEMENT.

     (i) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company is required to perform it. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Executive to compensation from the Company in the same amount and on the same terms as Executive would be entitled hereunder if Executive had terminated Executive's employment with Good Reason following a Change in Control, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

     (ii) This Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amount would still be payable to Executive hereunder if Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive's devisee, legatee or other designee or, if there is no such designee, to Executive's estate.

     7. NOTICE. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid (or its international equivalent), addressed to Five Giralda Farms, Madison, New Jersey 07940 with respect to the Company and on the signature page with respect to Executive, provided that all notices to the Company shall be directed to the attention of the Senior Vice President-General Counsel of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.


     8. MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any conditions or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal laws of the State of New York, without regard to its conflict of law provisions. All references to sections of the Code shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state, local or other applicable law. The obligations of the Company under Sections 4 and 5 shall survive the expiration of the term of this Agreement.

     9. VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not effect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

     10. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

     11. ARBITRATION; INDEMNIFICATION. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that Executive shall be entitled to seek specific performance of Executive's right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement. Following any termination of employment of the Executive (other than a termination by the Company for Cause), the Company shall indemnify and hold harmless Executive to the fullest extent permitted under the Company's by-laws (as in effect prior to the Change in Control) and applicable law for any claims, costs and expenses arising out of or in connection with Executive's employment with the Company and shall maintain directors' and officers' liability insurance coverage for the benefit of the Executive which provides him with coverage, if any, no less favorable than that in effect prior to the Change in Control.

     12. NONDISCLOSURE OF CONFIDENTIAL INFORMATION. Executive shall not, without the prior written consent of the Company, use, divulge, disclose or make accessible to any other person, firm, partnership, corporation or other entity any Confidential Information pertaining to the business of the Company or any of its affiliates, except (i) while employed by the Company, in the business of and for the benefit of the Company, or (ii) when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order Executive to divulge, disclose or make accessible such information. For purposes of this
Section 12, "Confidential Information" shall mean any trade secret or other non-public information concerning the financial data, strategic business plans, product development (or other proprietary product data), customer lists, marketing plans and other non-public, proprietary and confidential information of the Company or its affiliates, that, in any case, is not otherwise available to the public (other than by Executive's breach of the terms hereof) or known to persons in the industry generally.

     13. ENTIRE AGREEMENT. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. This Agreement constitutes the entire understanding between the parties with respect to Executive's severance pay in the event of a termination of Executive's employment with the Company, superseding all negotiations, prior discussions and preliminary agreements, written or oral, concerning said severance pay; provided, however, that any payments or benefits provided in respect of severance, or indemnification for loss of employment, pursuant to any severance, employment or similar agreement between the Company or any of its subsidiaries and the Executive, or as required by applicable law outside the United States, shall reduce any payments or benefits provided pursuant to this Agreement, except that the payments or benefits provided pursuant to this Agreement shall not be reduced below zero. Notwithstanding any provision of this Agreement: (i) Executive shall not be required to mitigate the amount of any payment provided by this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided by this Agreement be reduced by any compensation earned by Executive as the result of employment by another employer or by retirement benefits received after the Date of Termination or otherwise, and (ii) except as otherwise provided in this paragraph, the obligations of the Company to make payments to Executive and to make the arrangements provided for herein are absolute and unconditional and may not be reduced by any circumstances, including without limitation any set-off, counterclaim, recoupment, defense or other right which the Company may have against Executive or any third party at any time.

     14. FURTHER ACTION. The Company shall take any further action necessary or desirable to implement the provisions of this Agreement or perform its obligations hereunder (including, without limitation, amending the SERP, the ERP, any stock option or stock bonus plan, or any other applicable plan, program or arrangement or obtaining any necessary consents or approvals in connection therewith).

                           WYETH

                           By:
                           --------------------------------
                           Name:  Rene Lewin
                           Title: Senior Vice President, Human Resources

                           By:
                           --------------------------------
                           Executive

                           Date:
                           --------------------------------

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